Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-217268) pertaining to the Ultra Petroleum Corp. 2017 Stock Incentive Plan, and
(2)	Registration Statement (No. 333-217481) of Ultra Petroleum Corp.;

of our reports dated April 14, 2020, with respect to the consolidated financial statements of Ultra Petroleum Corp. and subsidiaries and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp. and subsidiaries included in this Annual Report (Form 10-K) of Ultra Petroleum Corp. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Denver, Colorado

April 14, 2020